SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                   FORM N-8A



          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

                     OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


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Name: LINCOLN LIFE FLEXIBLE PREMIUM VARIABLE LIFE ACCOUNT S


Address of Principal Business Office (No. & Street, City, State Zip Code):

350 CHURCH STREET, HARTFORD, CT 06103



Telephone Number (including area code): (860) 466-1603



Name and address of agent for service of process:

Robert A. Picarello, Esq., 350 Church Street, Hartford, CT 06103


Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing for Form N-8A:
YES [X]  NO [ ]



                                   SIGNATURES



     Pursuant to the requirements of the Investment Company Act of 1940 the depositor/sponsor, The Lincoln National Life Insurance Company, of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Hartford and the state of Connecticut on the 24th day of February, 1999.



[Seal]


                                      LINCOLN LIFE FLEXIBLE PREMIUM VARIABLE
                                      LIFE ACCOUNT S
                                      (Name of Registrant)




                                      By THE LINCOLN NATIONAL LIFE INSURANCE
                                      COMPANY

                                      (Name of sponsor, trustee or custodian)

/s/ George N. Gingold                 /s/ John Gotta
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Attest: George N. Gingold             By John Gotta
                                      Senior Vice President